Exhibit 99.1

OneMain Financial Elects Toos N. Daruvala to Board of Directors

NEW YORK--(BUSINESS WIRE)—OneMain Financial, the leader in offering nonprime customers responsible access to credit, today announced that Toos N. Daruvala was elected to its Board of Directors, effective Feb. 14. Daruvala is a Senior Partner Emeritus of McKinsey & Company.

“Toos is an innovative and accomplished executive who will bring significant value to our board and shareholders,” said Doug Shulman, Chairman and CEO of OneMain. “He brings decades of valuable experience in financial services, risk, data and analytics and has a wealth of knowledge in advising top financial services companies. I look forward to working together to advance our mission of improving the financial well-being of hardworking Americans.”

Daruvala joined McKinsey in 1983, was elected Senior Partner in 1995, and retired from the firm in 2015. At McKinsey, Toos led the Americas Risk Management Practice, the Americas Banking and Securities Practice and the build-out of McKinsey’s global Risk Advanced Analytics capability. Over the course of his career, he worked with financial services institutions on a broad range of strategic and operational matters.  From 2016 to 2021, he was co-Chief Executive Officer of MIO Partners.

Daruvala currently serves on the Board of the Royal Bank of Canada and is the Chairman of the Risk Committee. He holds seats on a number of other boards, including MIO Partners, the Advisory Board of the Ross School of Business at the University of Michigan and the Board of the New York Philharmonic. He is an adjunct professor and Executive-in-Residence at Columbia Business School.

Daruvala holds an MBA from the University of Michigan and a Bachelor of Technology in Electrical Engineering from the Indian Institute of Technology.

About OneMain Financial

OneMain Financial (NYSE: OMF) is the leader in offering nonprime customers responsible access to credit and is dedicated to improving the financial well-being of hardworking Americans. We empower our customers to solve today’s problems and reach a better financial future through personalized solutions available online and in 1,400 locations across 44 states. OneMain is committed to making a positive impact on the people and the communities we serve. For additional information, please visit www.OneMainFinancial.com.

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Kelly Ogburn
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Investor Contact:
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